Exhibit 10.10

EIGHTH AMENDMENT TO

LOAN AND SECURITY AGREEMENT

This EIGHTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (the “Amendment”) is entered into as of May 31, 2022 between ACME UNITED CORPORATION, a Connecticut corporation (the “Borrower”) and HSBC BANK USA, NATIONAL ASSOCIATION (the “Lender”).

RECITALS

The Borrower and the Lender are parties to a Loan and Security Agreement dated as of April 5, 2012, as amended (collectively, the “Loan Agreement”). Capitalized terms used herein shall have the meanings given to them in the Loan Agreement unless otherwise specified.

The Borrower has requested that the Lender amend certain terms and conditions of the Loan Agreement, pursuant to the terms of this Amendment.

NOW, THEREFORE, in consideration of the promises, covenants and understandings set forth in this Amendment and the benefits to be received from the performance of such promises, covenants and understandings, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Amendment to Loan Agreement. Subject to satisfaction of the conditions precedent set forth in Section 3 below, the Loan Agreement is effective as of the Eighth Closing Date (as defined in Section 3 below), hereby amended to delete the stricken text (indicated as set forth in the following example: ~~stricken text~~) and to add the double-underlined text (indicated as set forth in the following example: double-underlined text) as set forth in the copy of the Loan Agreement attached as Exhibit A hereto.

2.No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Loan Agreement shall remain in full force and effect.

3.Conditions Precedent. This Amendment shall be effective (the “Eighth Amendment Closing Date”) when the Lender shall have received (a) a copy hereof executed by the Borrower, (b) all documents, instruments and information identified on Schedule I hereto and (c) a facility fee in an amount equal 0.15% (15 basis points) of the aggregate commitments under the Loan Agreement (after giving effect to this Amendment) (i.e., $97,500.00).

4.Treatment of Existing LIBOR Rate Advances. As of the date of this Amendment, there may be one or more outstanding LIBOR Rate Advances (as defined in the Original Loan Agreement, as defined below, the “Existing LIBOR Advances”) under the Original Loan Agreement (as defined below). Prior to being repaid or prepaid, the Existing LIBOR Advances shall bear interest, and interest shall be payable by the Borrower, in accordance with the Original Loan Agreement. The Original Loan Agreement shall be applicable solely to Existing LIBOR Advances, and shall cease to apply or have any further force and effect if there are no Existing LIBOR Advances outstanding. Notwithstanding anything to the contrary herein, from and after the date of this Amendment, no further LIBOR Rate Advances will be made and any outstanding LIBOR Advances will be converted to a SOFR Rate Advance at the end of the applicable Interest Period. For purposes of this Section 4, “Original Loan Agreement” means the Loan Agreement as in effect immediately prior to giving effect to this Amendment.

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5.Representations and Warranties. The Borrower hereby represents and warrants to the Lender as follows:

(a)The Borrower has all requisite power and authority to execute this Amendment and to perform all of the obligations hereunder and thereunder, and this Amendment has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

(b)The execution, delivery and performance by the Borrower of this Amendment has been duly authorized by all necessary corporate action and does not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the articles of incorporation or by-laws of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or loan agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.

(c)All of the representations and warranties contained in Section 5 of the Loan Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

(d)No Default or Event of Default has occurred and is continuing or will result from Borrower entering into this Amendment.

6.References. All references in the Loan Agreement to “this Agreement” shall be deemed to refer to the Loan Agreement as amended hereby; and any and all references in the Loan Documents to the Loan Agreement shall be deemed to refer to the Loan Agreement as amended hereby.

7.No Other Waiver. The execution of this Amendment and acceptance of any documents related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Loan Agreement, or breach, default or event of default under any Loan Documents or other document held by the Lender, whether or not known to the Lender and whether or not existing on the date of this Amendment.

8.Costs and Expenses. The Borrower hereby reaffirms its agreement under the Loan Agreement to pay or reimburse the Lender on demand for all reasonable costs and expenses incurred by the Lender in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all reasonable fees and disbursements of counsel to the Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto.

9.Miscellaneous. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

10.Reaffirmation. The Borrower as debtor, grantor, pledgor, assignor, or in any other similar capacity in which the Borrower grants liens or security interests in its property hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise,

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under the Loan Agreement and each of the other Loan Documents to which it is a party (after giving effect hereto) and (ii) ratifies and reaffirms the liens on or security interests in any of its property granted pursuant to the Loan Agreement and any such other Loan Document as security for the Obligations under or with respect to the Loan Agreement or the other Loan Documents, and confirms and agrees that such security interests and liens hereafter secure all of the Obligations as amended hereby. The Borrower acknowledges that the Loan Agreement and each of the other Loan Documents remains in full force and effect and are hereby ratified and reaffirmed.   The execution of this Amendment shall not operate as a waiver of any right, power or remedy of the Lender (except as expressly provided for herein), constitute a waiver of any provision of any of the Loan Agreement or any of the other Loan Documents (except as expressly provided for herein) or serve to effect a novation of the Obligations.

11.Release.

(a)Borrower hereby releases and forever discharges Lender and its parents, subsidiaries and affiliates, past or present, and each of them, as well as their respective directors, officers, agents, servants, employees, shareholders, representatives, attorneys, administrators, executors, heirs, assigns, predecessors and successors in interest, and all other persons, firms or corporations with whom any of the former have been, are now, or may hereafter be affiliated, and each of them (collectively, the “Releasees”), from and against any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action in law or equity, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether known or unknown, fixed or contingent, suspected or unsuspected by Borrower, and whether concealed or hidden (collectively, “Claims”), which Borrower now owns or holds or has at any time heretofore owned or held, which are based upon or arise out of or in connection with any matter, cause or thing existing at any time prior to the date hereof or anything done, omitted or suffered to be done or omitted at any time prior to the date hereof in connection with the Loan Agreement or the other Loan Documents (collectively the “Released Matters”).

(b)Borrower represents, warrants and agrees, that in executing and entering into this release, it is not relying and have not relied upon any representation, promise or statement made by anyone which is not recited, contained or embodied in this Amendment, the Loan Agreement or the other Loan Documents. Borrower has reviewed this release with Borrower’s legal counsel, and understands and acknowledges the significance and consequence of this release and of the specific waiver thereof contained herein. Borrower understands and expressly assumes the risk that any fact not recited, contained or embodied therein may turn out hereafter to be other than, different from, or contrary to the facts now known to Borrower or believed by Borrower to be true. Nevertheless, Borrower intends by this release to release fully, finally and forever all Released Matters and agrees that this release shall be effective in all  respects notwithstanding any such difference in facts, and shall not be subject to termination, modification or rescission by reason of any such difference in facts.

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(c)Borrower, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claims released, remised and discharged by Borrower pursuant to this Section 11. If Borrower violates the foregoing covenant, Borrower agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

HSBC BANK USA, NATIONAL ASSOCIATION		ACME UNITED CORPORATION

By:	/s/ David M. Nackley	By:
Name:	David M. Nackley	Name:
Title	Senior Vice President	Title

[SIGNATURE PAGE TO EIGHTH AMENDMENT TO

LOAN AND SECURITY AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

HSBC BANK USA, NATIONAL ASSOCIATION	ACME UNITED CORPORATION

By:	By:	/s/ Paul Driscoll
Name:	Name:	Paul Driscoll
Title	Title	Vice President, Chief Financial Officer,
Secretary and Treasurer of the Corporation

[SIGNATURE PAGE TO EIGHTH AMENDMENT TO

LOAN AND SECURITY AGREEMENT]

~~[Conformed as Amended]~~[Annex A to Amendment No. 8]

LOAN AND SECURITY AGREEMENT

LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of April 5, 2012 (the “Effective Date”) by and between HSBC BANK, USA, NATIONAL ASSOCIATION, a national banking association (“HSBC”), and ACME UNITED CORPORATION, a Connecticut corporation (“Borrower”). The parties agree as follows:

1ACCOUNTING AND OTHER TERMS; DEFINITIONS

1.1Accounting and Other Terms. As used in this Agreement, the Revolving Note, any other Loan Document, or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined, shall have the respective meanings given to them under GAAP; provided, however, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP as applied in preparation of the audited financial statements of Borrower for the fiscal year ended December 31, ~~2010~~2021. If at any time any change in GAAP would affect the computation of any financial ratio set forth in any Loan Document, and Borrower or HSBC shall so request, HSBC and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to approval by HSBC and Borrower); provided that, until so amended, such ratio shall continue to be computed in accordance with GAAP prior to such change therein, and Borrowers shall provide to HSBC within five days after delivery of each certificate or financial report required hereunder that is affected thereby a written statement of a Responsible Officer of Borrowers setting forth in reasonable detail the differences (including any differences that would affect any calculations relating to the financial covenants) that would have resulted if such financial statements had been prepared without giving effect to such change. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 1.2. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Each reference to a Section, an Exhibit or a Schedule shall be deemed to refer to a Section, an Exhibit or a Schedule, as applicable, of this Agreement, as modified or supplemented pursuant to the terms hereof. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes (including the Code) and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which HSBC is a party, including, without limitation, references to any of the other Loan Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof. All references herein to the time of day shall mean the time in New York.   A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default that is capable of being cured, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by HSBC. Wherever the phrase “to the best of Borrower’s knowledge” or words of similar import relating to the knowledge or the awareness of Borrower are used in this Agreement or other Loan Documents, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of Borrower or (ii) the knowledge that a senior officer would have obtained if he had engaged in good faith and diligent performance of his duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of Borrower and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates.

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1.2Definitions.  As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative.  As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to any Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Adjusted ~~LIBO Rate” shall mean, with respect to any LIBOR Rate Loan for any Interest Period, a rate of interest equal to the greater of (x) zero and (y):~~

~~(a)the offered rate for deposits in U.S. dollars in the London interbank market for an Interest Period of one month which is shown on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank market) as of 11:00 a.m. (London time) on the day which is two (2) Business Days prior to the first day of such Interest Period for a term of one month; provided, however, that if, for any reason, such a rate is not published by ICE Benchmark Administration (or any successor thereto) or available on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank market), Adjusted LIBO Rate shall be equal to a rate per annum equal to the average rate (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which HSBC determines that U.S. dollars in an amount comparable to the amount of the applicable Advances are being offered to prime banks at approximately 11:00 a.m. (London time) on the day which is two (2) Business Days prior to the first day of such Interest Period for a term of one month for settlement in immediately available funds by leading banks in the London interbank market selected by HSBC; divided by~~

~~(b)a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day which is two (2) Business Days prior to the beginning of such Interest Period (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect) for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) which are required to be maintained by a member bank of the Federal Reserve System (the “LIBOR-Rate Reserve Percentage”); such rate (if greater than zero) to be rounded upward to the next whole multiple of one-sixteenth of one percent (0.0625%).~~Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then such rate shall be deemed to be equal to the Floor for purposes of this Agreement.

“Advance” or “Advances” means an advance (or advances) under the Revolving Line.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person.

“Agreement” is defined in the preamble hereof.

“Annual Financial Statements” is defined in Section 5.2(b).

“Availability Amount” is (a) the Revolving Line, minus (b) the outstanding principal balance of any Advances.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.7(d).

“Bank Products” means the following services or facilities extended to Borrower by Administrative HSBC or its Affiliates: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, or (f) cash management, including controlled disbursement accounts or services.

“Base Rate” shall mean a variable rate of interest per annum equal to the highest of the “prime rate,” “reference rate,” “base rate” or other similar rate as announced from time to time by HSBC (with the understanding that any such rate may merely be a reference rate and may not necessarily represent the lowest or best rate actually charged to any customer by HSBC), such rate to be adjusted automatically, without notice, on the effective date of any change in such rate.

“Base Rate Advance” means an Advance that bears interest based at the Base Rate.

“Base Rate Margin” means ~~one and one quarter of~~ one percent (~~1.25~~1.00%).

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.7.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by Lender and Borrowing Agent as the replacement for the then-current Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for U.S. Dollar-denominated syndicated or bilateral credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Lender giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated or bilateral credit facilities.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Other Document in accordance with Section 3.7 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under this Agreement or any Other Document in accordance with Section 3.7.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. §1010.230, as amended.

“Borrower” and “Borrowers” are defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets, liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s Board of Directors and delivered by such Person to HSBC approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its Secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that HSBC may conclusively rely on such certificate unless and until such Person shall have delivered to HSBC a further certificate canceling or amending such prior certificate.

“Business Day” is (i) any day that is not a Saturday, Sunday or other day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close, ~~except that~~and (ii) if any determination of a “Business Day” shall relate to a ~~LIBOR~~SOFR Rate Loan, ~~the term “Business Day” shall also mean a day on which dealings are carried on in the London interbank market~~or any funding, conversion, continuation, Interest Period or payment of any SOFR Rate Loan, any day that is also U.S. Government Securities Business Day..

“Cash” means unrestricted cash and Cash Equivalents.

“Cash Equivalents” means (a) marketable securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one (1) year from the date of acquisition by such person, (b) time deposits and certificates of deposit of HSBC or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500,000,000 and a rating of "A" (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such person, (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any person meeting the qualifications specified in clause (b) above, (d) commercial paper issued by any person incorporated in the United States having one of the two highest ratings obtainable from S&P or Moody's, in each case maturing not more than one year after the date of acquisition by such person, (e) investments in money market funds at least 95% of whose assets are comprised of securities of the types described in clauses (a) through (d) above, and (f) demand deposit accounts maintained in the ordinary course of business with any bank meeting the qualifications specified in clause (b) above.

“Change in Control” means any event, transaction, or occurrence as a result of which (a) any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of Borrower, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Borrower, representing more than 50% of the combined voting power of Borrower’s then outstanding securities; or (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new directors whose election by the Board of Directors of Borrower was approved by a vote of not less than two-thirds of the directors then still in office who either were directions at the beginning of such period  or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.

“Change in Law” means (a) the adoption of any treaty, law, rule or regulation after the date of this Agreement, (b) any change in any treaty, law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by HSBC with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, however, that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith as well as Basel III and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities shall each be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.  For purposes of this definition references to HSBC also shall include any corporation or bank controlling HSBC.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, HSBC’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral is any and all properties, rights and assets of Borrower described on Exhibit B.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Committed Availability” means, as the date of determination, an amount equal to the Availability Amount.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such terms as may hereafter be made.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit C.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.7 and other technical, administrative or operational matters) that Lender decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Lender in a manner substantially consistent with market practice (or, if Lender decides that adoption of any portion of such market practice is not administratively feasible or if Lender determines that no market practice for the administration of any such rate exists, in such other manner of administration as Lender decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, declared dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreements”. is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and HSBC pursuant to which HSBC obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Advance or any other extension of credit by HSBC for Borrower’s benefit.

“Credit Party” means Borrower and each Guarantor.

“Default” shall mean an event which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” is defined in Section 2.3(c).

“Deposit Account” has the meaning given to such term in the Security Agreement.

“Designated Deposit Account” are Borrower’s deposit accounts, account numbers 812011996 and 797047727, maintained with HSBC.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“Effective Date” is defined in the preamble hereof.

“Environmental Laws” means any present or future federal, state or local law, rule, regulation or order relating to pollution, waste, disposal or the protection of human health or safety, plant life or animal life, natural resources or the environment.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Floor” shall mean 0% per annum.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Funding Date” is any date on which a Loan is made to or for the account of the Borrower, which shall be a Business Day.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any present or future guarantor of the Obligations.  As of the Effective Date there are no Guarantors.

“Guaranty” means a Guaranty in a form reasonably acceptable to HSBC.

“Hazardous Material” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any Environmental Laws or regulations as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, or toxicity; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls.

“HSBC” is defined in the preamble hereof.

“HSBC Expenses” are all costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to any Borrower.

“Imprest Balance” is $0.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking dissolution, liquidation, reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following:

(a)its Copyrights, Trademarks and Patents;

(b)any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c)any and all source code;

(d)any and all design rights;

(e)any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above;

(f)All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

(g)All amendments, renewals and extensions of any of the Copyrights,

Trademarks or Patents; and

(h)All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Interest Payment Date” means, (i) with respect to any ~~LIBOR~~SOFR Rate Advance, the last day of each Interest Period applicable to such ~~LIBOR~~SOFR Rate ~~Loan~~Advance and, (ii) with respect to Base Rate Advances, the first day of each calendar month (or, if that day of the calendar month does not fall on a Business Day, then on the first Business Day following such date) and each date a Base Rate Advance is converted into a ~~LIBOR~~SOFR Rate Loan to the extent of the amount converted to a ~~LIBOR~~SOFR Rate Advance.

“Interest Period” shall mean, with respect to any ~~LIBOR~~SOFR Rate Advance, the period commencing on the date such Advance is made as, renewed as or converted into a ~~LIBOR~~SOFR Rate Advance and ending on the date one ~~month~~or three months thereafter as selected by Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending one ~~month~~or three months thereafter, as selected by Borrower pursuant to the provisions below.  The duration of each Interest Period for any ~~LIBOR~~SOFR Rate Advance shall be for one month or three months; provided that:

(i)whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall occur on the next succeeding Business Day; provided, that if such extension of time would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the last Business Day immediately preceding the last day of such Interest Period;

(ii)if Borrower renews any ~~LIBOR~~SOFR Rate Advance for an additional Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period; however, interest shall only be charged once for such day at the rate applicable to the ~~LIBOR~~SOFR Rate Advance for the new Interest Period; and

(iii)no tenor that has been removed from this definition pursuant to Section 3.7(d) shall be available for specification.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of any Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

~~“LIBOR Rate Advance” means an Advance that bears interest based at the LIBOR Rate.~~

~~“LIBOR Rate” means for any LIBOR Rate Loan for the then current Interest Period relating thereto the rate per annum (such LIBOR Rate to be adjusted to the next higher 1/100 of 1%) equal to the Adjusted LIBO Rate.~~

~~“LIBOR Rate Margin” means one and three quarters of one percent (1.75%)..~~

~~“LIBOR-Rate Reserve Percentage” shall have the meaning set forth in the definition of Adjusted LIBO Rate.~~

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Lien Waiver Agreement” shall mean an agreement which is executed in favor of HSBC by a Person who owns or occupies premises at which any Collateral may be located from time to time and by which such Person shall waive any Lien that such Person may ever have with respect to any of the Collateral and shall authorize HSBC from time to time to enter upon the premises to inspect or remove the Collateral from such premises or to use such premises to store or dispose of such Inventory.

“Loan Documents” are, collectively, this Agreement, the Control Agreements, the Perfection Certificate, the Revolving Note, any other note or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement between Borrower any Guarantor and/or for the benefit of HSBC in connection with this Agreement, all as amended, restated, or otherwise modified.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of HSBC’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations or (d) HSBC determines, based upon information available to it and in its reasonable judgment, that there is a reasonable likelihood that Borrower shall fail to comply with one or more of the financial covenants in Section 6.7 during the next succeeding financial reporting period.

“Notice of Borrowing” means a notice given by Borrower to HSBC in accordance with Section 3.5(b), substantially in the form of Exhibit D, with appropriate insertions.

“Notice of Conversion” means a notice given by Borrower to HSBC in accordance with Section 3.5(g), substantially in the form of Exhibit E, with appropriate insertions.

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, HSBC Expenses and other amounts Borrower owes HSBC now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, all obligations relating to Bank Products and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to HSBC, and to perform Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“Payment Office” shall mean initially 452 Fifth Avenue, New York, New York 10018; thereafter, such other office of HSBC, if any, which it may designate by notice to Borrower to be the Payment Office.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Indebtedness” is:

(a)Borrower’s Indebtedness to HSBC under this Agreement and the other Loan Documents;

(b)Indebtedness existing on the Effective Date and shown on Schedule 7.4;

(c)Subordinated Debt;

(d)unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e)Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f)Indebtedness secured by Liens permitted under clauses (a)(i) and (c) of the definition of “Permitted Liens” hereunder;

(g)Indebtedness of Borrower to any Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of Borrower (provided that the primary obligations are not prohibited hereby), and Indebtedness of any Subsidiary to Borrower or any other Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of any other Subsidiary (provided that the primary obligations are not prohibited hereby);

(h)other Indebtedness not otherwise permitted by Section 7.4 not exceeding One Million Dollars ($1,000,000) in the aggregate outstanding at any time; and

(i)extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (h) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Liens” are:

(a)(i) Liens existing on the Effective Date and shown on Schedule 7.5 or (ii) Liens arising under this Agreement and the other Loan Documents;

(b)Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c)purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than One Million Dollars ($1,000,000) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d)Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e)Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f)Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g)leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting HSBC a security interest therein;

(h)licenses of Intellectual Property granted to third parties in the ordinary course of business; and

(i)Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Regulatory Change” means, with respect to HSBC, any change on or after the date of this Agreement in United States federal, state, or foreign laws or regulations, including Regulation D, or the adoption or making on or after such date of any interpretations, directives, or requests applying to a class of lenders including HSBC, of or under any United States federal or state, or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

~~“Reserve Requirement” means, for any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D against “Eurocurrency liabilities” (as such term is used in Regulation D) by member banks of the Federal Reserve System. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by HSBC by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided in the definition of LIBOR or (b) any category of extensions of credit or other assets which include Advances.~~

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Restricted License” is any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the HSBC’s right to sell any Collateral.

“Revolving Line” is an Advance or Advances in an aggregate principal amount up to ~~(x) Fifty~~Sixty Five Million Dollars ($~~55,000,000.00) during the period commencing on April 1, 2017 and ending on September 30, 2017, and (y) Fifty Million Dollars ($50,000,000.00) at all other times~~65,000,000.00).

“Revolving Line Maturity Date” is May ~~24~~31, ~~2023~~2026.

“Revolving Note” means a Promissory Note in substantially the form of Exhibit A.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Rate Advance” means an Advance that bears interest based on Adjusted Term SOFR.

“SOFR Rate Margin” means one and three quarters of one percent (1.75%).

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to HSBC (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to HSBC entered into between HSBC and the other creditor), on terms acceptable to HSBC.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

“Term SOFR” means, for any calculation with respect to a SOFR Rate Advance, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Adjustment” means, for any calculation with respect to a SOFR Rate Advance, a percentage per annum as set forth below for the applicable Interest Period therefor:

Interest Period	Percentage
One month	0.10%
Three months	0.15%

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Lender in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Trading with the Enemy Act” means the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any enabling legislation or executive order relating thereto.

“Transfer” is defined in Section 7.1.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required To Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be renewed, extended, amended or replaced from time to time.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

1.3Rates. The interest rate on the Advances may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 3.7 provides a mechanism for determining an alternative rate of interest. The Lender does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate, or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Lender and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Lender may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR Reference Rate, Term SOFR, or any other Benchmark including any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Loan Parties or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

2LOAN AND TERMS OF PAYMENT

2.1Promise to Pay. Borrower hereby unconditionally promises to pay HSBC the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1Revolving Advances.

(a)Availability. Subject to the terms and conditions of this Agreement, HSBC shall make Advances not exceeding the Availability Amount. Amounts borrowed hereunder may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

(b)Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the accrued and unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.

2.1.2[Intentionally Omitted].

2.1.3General Provisions Relating to the Advances. Each Advance shall, at Borrower’s option in accordance with the terms of this Agreement, be either in the form of a Base Rate Advance or a ~~LIBOR~~SOFR Rate Advance; provided, that in no event shall there be outstanding more than three ~~LIBOR~~SOFR Rate Advances at any time. Borrower shall pay interest accrued on the Advances at the rates and in the manner set forth in Section 2.3.

2.2Overadvances. If, at any time, the outstanding principal amount of all Advances exceeds the Revolving Line, Borrower shall immediately pay to HSBC in cash such excess.

2.3Payment of Interest on the Credit Extensions.

(a)Computation of Interest. Interest on the Credit Extensions and all fees payable hereunder shall be computed on the basis of a 360-day year and the actual number of days elapsed in the period during which such interest accrues. In computing interest on any Credit Extension, the date of the making of such Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.

(b)Interest; Payment. Each Advance shall bear interest on the outstanding principal amount thereof from the date when made, continued or converted until paid in full at a rate per annum equal to (i) for Base Rate Advances, the Base Rate minus the applicable Base Rate Margin and (ii) for ~~LIBOR~~SOFR Rate Advances, ~~the LIBOR Rate~~Adjusted Term SOFR plus the applicable ~~LIBOR~~SOFR Rate Margin. Pursuant to the terms hereof, interest on each Advance shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of any Advance pursuant to this Agreement for the portion of any Advance so prepaid and upon payment (including prepayment) in full thereof. All accrued and unpaid interest on the Advances shall be due and payable on the Revolving Line Maturity Date.

(c)Default Rate. Upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate 2% above the rate that would otherwise be applicable thereto (the “Default Rate”). Payment or acceptance of the increased interest provided in this Section 2.3(c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of HSBC.

(d)Debit of Accounts. HSBC may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes HSBC when due. These debits shall not constitute a set-off.

2.4Fees. Borrower shall pay to HSBC:

(a)	[Intentionally Omitted].

(b)HSBC Expenses. All HSBC Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.

(c)~~Sweep Fees. Borrower agrees to pay HSBC's fees for the sweep service described in Sections 2.5(b) and 3.5(b) in an amount equal to $150 per month and authorizes the Bank to deduct the fees from the Designated Deposit Account or any other account of Borrower maintained at HSBC~~ Intentionally Omitted.  .

(d)Unused Revolving Line Facility Fee. A fee, payable quarterly, in arrears, on the last day of each calendar quarter (commencing June 30, ~~2016~~2022), in an amount equal to ~~two tenths~~one eighth of one percent (~~0.20~~0.125%) per annum of the average daily unused portion of the Revolving Line, as determined by HSBC. Borrower shall not be entitled to any credit, rebate or repayment of any Unused Revolving Line Facility Fee previously earned by HSBC pursuant to this Section notwithstanding any termination of the Agreement or the suspension or termination of HSBC’s obligation to make loans and advances hereunder

2.5Payments; Application of Payments.

(a)All payments (including prepayments) to be made by Borrower under any Loan Document shall be made in immediately available funds in Dollars, without setoff or counterclaim, before 1:00 PM (New York time) on the date when due to HSBC at the Payment Office. Payments of principal and/or interest received after 1:00 PM (New York time) are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid; provided, that with respect to ~~LIBOR~~SOFR Rate Advances, if extending such payment would cause the last day of the applicable Interest Period to be extended into the next calendar month, then the due date for such payment shall be the immediately preceding Business Day.

(b)If on any Business Day, there are excess funds in the Designated Deposit Account after covering the presentment amounts made against the Disbursement Account and maintaining the Imprest Balance, HSBC is authorized, at its discretion, to repay any outstanding balance of the Advances. Amounts to be applied pursuant to this Section 2.5(b) to the prepayment of Advances shall be applied, as applicable, first to reduce outstanding Base Rate Advances. If the amount of any prepayment of Advances under this Section 2.5(b) shall be in excess of the amount of the Base Rate Advances at the time outstanding (an “Excess Amount”), only the portion of the amount of such prepayment as is equal to the amount of such outstanding Base Rate Advances shall be immediately prepaid and, at the election of the Borrower, the Excess Amount shall be either (A) deposited in the Designated Deposit Account and applied to the prepayment of ~~LIBOR~~SOFR Rate Advances on the last day of the then next-expiring Interest Period for the applicable ~~LIBOR~~SOFR Rate Advances, as the case may be or (B) applied to the immediate repayment of ~~LIBOR~~SOFR Rate Advances (first to the ~~LIBOR~~SOFR Rate Advances with the next expiring Interest Periods), together with any amounts owing to HSBC under Section 3.5(j).

(c)HSBC shall apply the whole or any part of collected funds against the Revolving Line and other Obligations or credit such collected funds to a depository account of Borrower with HSBC (or an account maintained by an Affiliate of HSBC), the order and method of such application to be in the sole discretion of HSBC. Borrower shall have no right to specify the order or the accounts to which HSBC shall allocate or apply any payments required to be made by Borrower to HSBC or otherwise received by HSBC under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

3CONDITIONS OF LOANS

3.1Conditions Precedent to Initial Credit Extension. HSBC’s obligation to make the initial Credit Extension is subject to the condition precedent that HSBC shall have received, in form and substance satisfactory to HSBC in its sole discretion, such documents, and completion of such other matters, as HSBC may reasonably deem necessary or appropriate, including, without limitation:

(a)duly executed original signatures to the Loan Documents;

(b)Borrower’s Operating Documents and a good standing certificate of Borrower certified by the Secretary of State of the State of Connecticut as of a date no earlier than thirty (30) days prior to the Effective Date;

(c)duly executed original signatures to the completed Borrowing Resolutions for

Borrower;

(d)duly executed original signature to a payoff letter from Wells Fargo Bank, N.A.;

(e)evidence that (i) the Liens securing Indebtedness owed by Borrower to Wells Fargo Bank, N.A. will be terminated prior to or concurrent with the initial Credit Extension and (ii) the documents and/or filings evidencing the perfection of such Liens, including without limitation any financing statements and/or control agreements, have or will, concurrently with the initial Credit Extension, be terminated;

(f)certified copies, dated as of a recent date, of bankruptcy, judgment and lien searches, as HSBC shall request, accompanied by written evidence (including any UCC termination statements) that the Liens and judgments indicated in any such search results either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(g)the Perfection Certificate(s) of Borrower, together with the duly executed original signature thereto;

(h)a legal opinion of Borrower’s counsel dated as of the Effective Date together with the duly executed original signature thereto;

(i)the duly executed original signatures to the Pledge Agreement, together with stock certificates and related stock powers;

(j)evidence satisfactory to HSBC that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of HSBC;

(k)payment of the fees and HSBC Expenses then due as specified in Section 2.4 hereof; and

(l)receipt all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

3.2Conditions Precedent to all Credit Extensions. HSBC’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a)except as otherwise provided in Section 3.5(b), timely receipt of an executed Notice of Borrowing;

(b)the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the Notice of Borrowing and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(c)in HSBC’s sole discretion, there has not been a Material Adverse Change.

3.3Reserved.

3.4Covenant to Deliver. Borrower agrees to deliver to HSBC each item required to be delivered to HSBC under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by HSBC of any such item shall not constitute a waiver by HSBC of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in HSBC’s sole discretion.

3.5Procedures for Borrowing.

(a)Subject to Section 3.5(b) and to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, each Advance shall be made upon Borrower’s irrevocable written notice delivered to HSBC in the form of a Notice of Borrowing, each executed by a Responsible Officer of Borrower or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due. HSBC may rely on any telephone notice given by a person whom HSBC believes is a Responsible Officer or designee. Borrower will indemnify HSBC for any loss HSBC suffers due to such reliance.

(b)Notwithstanding the foregoing, HSBC shall monitor daily balances in the Designated Deposit Account and presentment amounts for disbursement account number 797046844 maintained at HSBC (the “Disbursement Account”). If HSBC determines that funds in the Designated Deposit Account are insufficient to pay the amount of the items presented for that day in the Disbursement Account and to maintain the Imprest Balance in the Designated Deposit Account, Borrower shall be deemed to have made a request for an Advance to be maintained as a Base Rate Advance as of such date in the amount of such shortfall, such Advance to be deposited in the Designated Deposit Account or the Disbursement Account, as appropriate. In addition, any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with HSBC, or with respect to any other Obligation, which shall become due, shall be deemed a request for an Advance to be maintained as a Base Rate Advance as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation under this Agreement, or any other agreement with HSBC and such request shall be irrevocable.

(c)Excluding Advances that have been deemed to have been requested under Section 3.5(b) (which shall not require the delivery of a Notice of Borrowing), each Notice of Borrowing must be received by HSBC prior to 11:00 AM (New York time), on the requested Funding Date, specifying: (1) the amount of the Advance which, for ~~LIBOR~~SOFR Rate Advances, shall be in a minimum amount of $500,000 and in integral multiples of $100,000 in excess thereof; (2) the requested Funding Date; (3) if the Advance shall be transferred to the Designated Deposit Account or to another account set forth in the Notice of Borrowing, and (4) whether the Advance is to be comprised of ~~LIBOR~~SOFR Rate Advances or Base Rate Advances. Interest Periods for ~~LIBOR~~SOFR Rate Advances shall be for one month. No ~~LIBOR~~SOFR Rate Advance shall be made available to Borrower during the continuance of a Default or an Event of Default. After giving effect to each such borrowing, there shall not be outstanding more than three (3) ~~LIBOR~~SOFR Rate Advances, in the aggregate at any time. HSBC shall provide Borrower with a quote of the actual interest rate available for the ~~LIBOR~~SOFR Rate Advance requested by Borrower, which quote shall be given on the day such ~~LIBOR~~SOFR Rate Advance is requested and such quote shall be effective from the day provided by HSBC until one (1) Business Day thereafter.

(d)Except as provided in sub-clause (b) of this Section 3.5, the proceeds of all such Advances will then be made available to Borrower on the Funding Date by HSBC by transfer to the Designated Deposit Account and, subsequently, by wire transfer to such other account as Borrower may instruct in the Notice of Borrowing.

(e)~~Notwithstanding anything to the contrary contained herein, HSBC shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable LIBOR Rate market to fund any LIBOR Rate Advances, but the provisions hereof shall be deemed to apply as if HSBC had purchased such deposits to fund the LIBOR Rate Advances~~[Reserved].

(f)Each Interest Period of a ~~LIBOR~~SOFR Rate Advance shall commence on the date such ~~LIBOR~~SOFR Rate Advance is made and shall be for a period of one-month or three-months, provided that the exact length of each Interest Period shall be determined in accordance with ~~the~~market practice ~~of the interbank market for offshore Dollar deposits~~ and no Interest Period shall end after the Revolving Line Maturity Date.

(g)Provided that no Event of Default shall have occurred and be continuing, Borrower, may, on the last Business Day of the then current Interest Period applicable to any outstanding ~~LIBOR~~SOFR Rate Advance, or on any Business Day with respect to Base Rate Advances, convert any such advance into an advance of another type in the same aggregate principal amount provided that any conversion of a ~~LIBOR~~SOFR Rate Advance shall be made only on the last Business Day of the then current Interest Period applicable to such ~~LIBOR~~SOFR Rate Advance. If Borrower desires to convert an advance, Borrower shall give HSBC a Notice of Conversion by no later than 11:00 AM (New York time)

(i) on the day which such conversion is to occur with respect to a conversion from a Base Rate Advance to a ~~LIBOR~~SOFR Rate Advance, or (ii) on the day which such conversion is to occur with respect to a conversion from a ~~LIBOR~~SOFR Rate Advance to a Base Rate Advance, specifying, in each case, the date of such conversion and the loans to be converted.

(h)At its option and upon written notice given prior to 11:00 AM (New York time) on the date of such prepayment, Borrower may prepay the ~~LIBOR~~SOFR Rate Advances in whole at any time or in part from time to time, together with amounts which may be owed to HSBC pursuant to Section 3.5(i)), and with accrued interest on the principal being prepaid to the date of such repayment. Borrower shall specify the date of prepayment of ~~LIBOR~~SOFR Rate Advances and the amount of such prepayment. In the event that any prepayment of a ~~LIBOR~~SOFR Rate Advance is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, Borrower shall indemnify HSBC therefor in accordance with Section 3.5(i).

(i)~~Borrower shall indemnify HSBC and hold HSBC harmless from and against any and all losses or expenses that HSBC may sustain or incur as a consequence of any prepayment~~In the event that (i) any payment of a SOFR Rate Advance is required, made or permitted on a date other than the last day of the then current Interest Period applicable thereto (including upon demand by Lender), (ii) the conversion of ~~or any default by Borrower in the payment of the principal of or interest on~~ any ~~LIBOR~~SOFR Rate Advance other than on the last day of the Interest Period applicable thereto, or (iii)the failure ~~by Borrower~~ to ~~complete a borrowing of, a prepayment of or conversion of or to a LIBOR~~convert, continue, borrow or prepay any SOFR Rate Advance ~~after~~on the date specified in any notice ~~thereof has been given~~delivered pursuant hereto, then, in any such event, the Borrower shall compensate the Lender for any loss, cost and expense attributable to such event, including, but not limited to, any ~~interest payable by HSBC to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Advance hereunder~~loss, cost or expense arising from the liquidation or redeployment of funds. A certificate ~~as to~~of the Lender delivered to the Borrower and setting forth any ~~additional~~amount or amounts ~~payable~~that the Lender is entitled to receive pursuant to ~~the foregoing sentence submitted by HSBC to Borrower~~this paragraph shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate upon demand.

(j)Notwithstanding any other provision hereof, if any Requirement of Law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for HSBC (for purposes of this Section 3.5(j), “HSBC” shall include the office or branch where HSBC or any corporation or bank controlling HSBC makes or maintains any ~~LIBOR~~SOFR Rate Advances) to make or maintain its ~~LIBOR~~SOFR Rate Advances, the obligation of HSBC to make ~~LIBOR~~SOFR Rate Advances hereunder shall forthwith be cancelled and Borrower shall, if any affected ~~LIBOR~~SOFR Rate Advances are then outstanding, promptly upon request from HSBC, either pay all such affected ~~LIBOR~~SOFR Rate Advances or convert such affected ~~LIBOR~~SOFR Rate Advances into Base Rate Advances. If any such payment or conversion of any ~~LIBOR~~SOFR Rate Advances is made on a day that is not the last day of the Interest Period applicable to such ~~LIBOR~~SOFR Rate Advances, Borrower shall pay HSBC, upon HSBC’s request, such amount or amounts as may be necessary to compensate HSBC for any loss or expense sustained or incurred by HSBC in respect of such ~~LIBOR~~SOFR Rate Advance as a result of such payment or conversion, including (but not limited to) any interest or other amounts payable by HSBC to lenders of funds obtained by HSBC in order to make or maintain such ~~LIBOR~~SOFR Rate Advance. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by HSBC to Borrower shall be conclusive absent manifest error.

3.6Additional Provisions Governing ~~LIBOR~~SOFR Rate Advances.    Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to ~~LIBOR~~SOFR Rate Advances as to the matters covered:

(a)Increased Costs. In the event that any applicable law, treaty or governmental regulation, or any Change in Law or in the interpretation or application thereof, or compliance by HSBC (for purposes of this Section 3.6(a), references to HSBC shall also include any corporation or bank controlling HSBC) and the office or branch where HSBC makes or maintains any ~~LIBOR~~SOFR Rate Advances with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(i)subject HSBC to any tax of any kind whatsoever with respect to this Agreement or any other Loan Document or change the basis of taxation of payments to HSBC of principal, fees, interest or any other amount payable hereunder or under any other Loan Documents (except for changes in the rate of tax on the overall net income of HSBC by the jurisdiction in which it maintains its principal office);

(ii)impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by,

or other credit extended by, any office of HSBC, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(iii)impose on HSBC or the ~~London interbank LIBOR~~Term SOFR Rate market any other condition with respect to this Agreement or any other Loan Document;

and the result of any of the foregoing is to increase the cost to HSBC of making, renewing or maintaining its Advances hereunder by an amount that HSBC reasonably deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that HSBC reasonably deems to be material, then, in any case Borrower shall promptly pay HSBC, upon its demand, such additional amount as will compensate HSBC for such additional cost or such reduction, as the case may be, provided that the foregoing shall not apply to increased costs which are reflected in the ~~Adjusted LIBO~~Term SOFR Rate. HSBC shall certify the amount of such additional cost or reduced amount to Borrower, and such certification shall be conclusive absent manifest error.

(b)Basis For Determining Interest Rate Inadequate or Unfair. In the event that HSBC shall have determined that:

(i)reasonable means do not exist for ascertaining the ~~Adjusted LIBO~~Term SOFR Rate applicable pursuant to Section 3.5 for any Interest Period; or

(ii)Dollar deposits in the relevant amount and for the relevant maturity are not available in the ~~London interbank LIBOR Rate~~Term SOFR market, with respect to an outstanding ~~LIBOR~~SOFR Rate Advance, a proposed ~~LIBOR~~SOFR Rate Advance, or a proposed conversion of a Base Rate Advance into a ~~LIBOR~~SOFR Rate Advance, then HSBC shall give Borrower prompt written, telephonic or telegraphic notice of such determination. If such notice is given, (i) any such requested ~~LIBOR~~SOFR Rate Advance shall be made as a Base Rate Advance, unless Borrower shall notify HSBC no later than 10:00 AM (New York time) two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of ~~LIBOR~~SOFR Rate Advance, (ii) any Base Rate Advance or ~~LIBOR~~SOFR Rate Advance which was to have been converted to an affected type of ~~LIBOR~~SOFR Rate Advance shall be continued as or converted into a Base Rate Advance, or, if Borrower shall notify HSBC, no later than 10:00 AM (New York time) two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of ~~LIBOR~~SOFR Rate Advance, and (iii) any outstanding affected ~~LIBOR~~SOFR Rate Advances shall be converted into a Base Rate Advance, or, if Borrower shall notify HSBC, no later than 10:00 AM (New York time) two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected ~~LIBOR~~SOFR Rate Advance, shall be converted into an unaffected type of ~~LIBOR~~SOFR Rate Advance, on the last Business Day of the then current Interest Period for such affected ~~LIBOR~~SOFR Rate Advance. Until such notice has been withdrawn, HSBC shall have no obligation to make an affected type of ~~LIBOR~~SOFR Rate Advance or maintain outstanding affected ~~LIBOR~~SOFR Rate Advances and Borrower shall have no right to convert a Base Rate Advance or an unaffected type of ~~LIBOR~~SOFR Rate Advance into an affected type of ~~LIBOR~~SOFR Rate Advance.

(c)Capital Adequacy.

(i)In the event that HSBC shall have determined that any applicable law, rule, regulation or guideline regarding capital adequacy or liquidity, or any Change in Law, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by HSBC (for purposes of this Section 3.6(c), references to HSBC shall also include any corporation or bank controlling HSBC) and the office or branch where HSBC makes or maintains any ~~LIBOR~~SOFR Rate Advances with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on HSBC’s capital as a consequence of its obligations hereunder to a level below that which HSBC could have achieved but for such adoption, change or compliance (taking into consideration HSBC’s policies with respect to capital adequacy) by an amount reasonably deemed by HSBC to be material, then, from time to time, Borrower shall pay upon demand to HSBC such additional amount or amounts as will compensate HSBC for such reduction. In determining such amount or amounts, HSBC may use any reasonable averaging or attribution methods. The protection of this Section 3.6(c) shall be available to HSBC regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition.

(ii)A certificate of HSBC setting forth such amount or amounts as shall be necessary to compensate it with respect to Section 3.6(c)(i) when delivered to Borrower shall be conclusive absent manifest error.

3.7Benchmark Replacement Setting.

(a)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any Other Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Other Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any Other Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Other Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Borrowing Agent without any amendment to, or further action or consent of any other party to, this Agreement or any Other Document.

(b)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any Other Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any Other Document.

(c)Notices; Standards for Decisions and Determinations. The Lender will promptly notify the Borrowing Agent of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Lender will promptly notify the Borrowing Agent of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.11(d). Any determination, decision or election that may be made by the Lender pursuant to this Section 3.11, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any Other Document, except, in each case, as expressly required pursuant to this Section 3.11.

(d)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any Other Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Lender in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then Lender may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Lender may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)Benchmark Unavailability Period. Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a SOFR Rate Loan, or any conversion to or continuation of a SOFR Rate Loan, to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request into a request for a Base Rate Loan or a conversion to a Base Rate Loan. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

(f)Conforming Changes. In connection with the use or administration of Term SOFR, Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any Other Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any Other Document. Lender will promptly notify the Borrowing Agent of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

4	CREATION OF SECURITY INTEREST

4.1Grant of Security Interest. Borrower hereby grants to HSBC, to secure the payment and performance in full of all of the Obligations, a continuing security interest in and to, and pledges to

HSBC, all of the Collateral, wherever located, whether now owned or existing or hereafter acquired or arising, and all proceeds and products thereof.

4.2Priority of Security Interest. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to HSBC’s Lien under this Agreement). If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify HSBC in a writing signed by Borrower of the general details thereof and grant to HSBC in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to HSBC.

If this Agreement is terminated, HSBC’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash.   Upon payment in full in cash of the Obligations and at such time as HSBC’s obligation to make Credit Extensions has terminated, HSBC shall, at Borrower’s sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrower.

4.3Authorization to File Financing Statements. Borrower hereby authorizes HSBC to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect HSBC’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of HSBC under the Code. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in HSBC’s discretion.

5REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1Due Organization, Authorization; Power and Authority. Borrower is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, Borrower has delivered to HSBC a completed certificate signed by Borrower, entitled “Perfection Certificate”.   Borrower represents and warrants to HSBC that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify HSBC of such occurrence and provide HSBC with Borrower’s organizational identification number.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s Operating Documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect, or (v) constitute an event of default under any material agreement by which Borrower is bound.   Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.

5.2Collateral. Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no deposit accounts other than the deposit accounts with HSBC, the deposit accounts, if any, described in the Perfection Certificate delivered to HSBC in connection herewith, or of which Borrower has given HSBC notice and taken such actions as are necessary to give HSBC a perfected security interest therein.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2.

Borrower is not a party to, nor is it bound by, any Restricted License.

5.3Environmental Compliance. Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and claims are not reasonably likely to result in a Material Adverse Change.

5.4Litigation. There are no actions, or proceedings to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues, and not otherwise disclosed in the Borrower’s public filings with the SEC, that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, are reasonably likely to result in a Material Adverse Change.

5.5Financial Statements; Financial Condition. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to HSBC fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material adverse change in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to HSBC.

5.6Solvency. The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.7Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business.None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted.

5.8Subsidiaries; Investments. Borrower does not have any Subsidiaries or own any stock, partnership interest or other equity securities except as set forth in item 18 of the Perfection Certificate.

5.9Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower.Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies HSBC in writing of the commencement of, and any material development in, the proceedings, (c) takes proper reserves, and (d) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Borrower is unaware of any claims or adjustments proposed for any of Borrower's prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely for commercial purposes as follows: for general corporate purposes, including working capital needs of the Borrower and its Subsidiaries (including repayment of such Subsidiaries’ debts), capital expenditures, acquisitions, and for stock repurchases and dividend payments by the Borrower, in each case, to the extent permitted by this Agreement.

5.11Sanctions; Anti-Bribery.

5.11.1None of the Borrower, any of its Subsidiaries, any director or officer, or any employee, agent, or Affiliate, of the Borrower or any of its respective Subsidiaries is an individual or entity (“Person”) that is, or is owned or controlled by Persons that are, (i) the subject of any sanctions administered or enforced by the US Department of the Treasury’s Office of Foreign Assets Control, the US Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, the Hong Kong Monetary Authority or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation, ~~currently, Cuba,~~ the Crimea ~~region~~, Donetsk and Luhansk regions of Ukraine, Cuba, Iran, North Korea~~, Sudan~~ and Syria.

5.11.2None of the Borrower or any of its Subsidiaries, nor to the knowledge of the Borrower, any director, officer, agent, employee, Affiliate or other person acting on behalf of the Borrower or any of its respective Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of any applicable anti-bribery law, including but not limited to, the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”). Furthermore, the Borrower and, to the knowledge of the Borrower, its Affiliates have conducted their businesses in compliance with the FCPA and similar laws, rules or regulations and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

5.11.3The information included in each Beneficial Ownership Certification to the extent required and supplied by the Company under the Beneficial Ownership Regulation, if applicable, is true and correct in all respects.

5.12Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to HSBC, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to HSBC, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by HSBC that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

6AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1Government Compliance.   Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business.

6.2Financial Statements, Reports, Certificates. Deliver to HSBC:

(a)Intentionally Omitted;

(b)Quarterly Financial Statements. As soon as available, but no later than forty-five (45) days after the last day of each fiscal, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations for such fiscal quarter certified by a Responsible Officer and in a form acceptable to HSBC (the “Quarterly Financial Statements”);

(c)Quarterly Compliance Certificate.   Within forty-five (45) days after the last day of each fiscal quarter and together with the Quarterly Financial Statements, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such fiscal quarter, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as HSBC shall reasonably request;

(d)Annual Audited Financial Statements. As soon as available, but no later than ninety (90) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to HSBC in its reasonable discretion;

(e)Other Statements. Within five (5) days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt;

(f)SEC Filings. Within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the Internet at Borrower’s website address. As to any information contained in the materials furnished pursuant to this clause (f), Borrower shall not be required separately to furnish such information under clauses (b), (c) and (e), but the foregoing shall not be in derogation of the obligation of Borrower to furnish the information and materials described in such clauses (b), (c) and (e) at the times specified therein.

(g)Legal Action Notice. A prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries that could reasonably be expected to cause a Material Adverse Change with respect to Borrower or any of its Subsidiaries;

(h)[Intentionally Omitted]; and

(i)Other Financial Information. Budgets, sales projections, operating plans and other financial information reasonably requested by HSBC.

6.3Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the Effective Date.

6.4Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, and shall deliver to HSBC, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

In the event any payments are received by HSBC from Borrower pursuant to this Agreement, such payments will be made subject to applicable withholding for any taxes, levies, fees, deductions, withholding, restrictions or conditions of any nature whatsoever. Notwithstanding the foregoing, if at any time any Governmental Authority, applicable law, regulation or international agreement requires Borrower to make any such deduction or withholding from any such payment or other sum payment hereunder to HSBC, the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required deduction or withholding, HSBC receives a net sum equal to the sum which it would have received had no deductions or withholding been required, and Borrower shall pay the full amount deducted or withheld to the relevant Governmental Authority. Borrower will, upon request, furnish HSBC with proof satisfactory to HSBC indicating that Borrower has made such withholding payment; provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate proceedings and as to which payment in full is bonded or reserved against by Borrower. The agreements and obligations of Borrower contained in this provision shall survive the termination of this Agreement.

6.5Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as HSBC may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to HSBC. All property policies shall have a lender’s loss payable endorsement showing HSBC as the sole lender loss payee and waive subrogation against HSBC. All liability policies shall show, or have endorsements showing, HSBC as an additional insured. All policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall give HSBC at least twenty (20) days notice before canceling, amending, or declining to renew its policy. At HSBC’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Except as otherwise provided in this Section 6.5, proceeds payable under any policy shall, at HSBC’s option, be payable to HSBC on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of (i) applying the proceeds of any casualty policy up to Five Hundred Thousand Dollars ($500,000) for all losses under all casualty policies in any one year, as it determines in its discretion and (ii) applying the proceeds of any casualty policy in excess of Five Hundred Thousand Dollars ($500,000) for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property shall be deemed Collateral in which HSBC has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of HSBC, be payable to HSBC on account of the Obligations. If Borrower fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and HSBC, HSBC may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies HSBC deems prudent.

6.6Operating Accounts.  Maintain its primary depository account and cash management account with HSBC.

6.7Financial Covenants. Maintain as of the last day of each quarter, unless otherwise noted, on a consolidated basis with respect to Borrower and its Subsidiaries

(a)Funded Debt/~~Net Worth Ratio~~EBITDA. Measured as of the end of each fiscal quarter, a ratio of ~~Total Liabilities less Subordinated~~ Funded Debt to ~~Tangible Net Worth~~ EBITDA for the four (4) fiscal quarter period then-ended, of not more than ~~2.50~~(x) 4.25 to 1.00 commencing with the fiscal quarter ending June 30, 2022 through and including the fiscal quarter ending December 31, 2023 and (y) 4.00 to 1.00, as of the end of each fiscal quarter ending thereafter.

(b)~~Tangible Net Worth.  A Tangible Net Worth of at least $20,000,000~~[Reserved].

(c)Fixed Charge Coverage Ratio. Measured as of the end of each fiscal quarter for the four (4) fiscal quarter period then-ended, a Fixed Charge Coverage Ratio of at least 1.1 to 1.0.

(d)No Net Loss. Measured as of the end of each fiscal year for the four (4) fiscal quarter period then-ended, Net Income of greater than $0.

(e)Definitions. As used in this Section 6.7 or elsewhere in this Agreement, the following capitalized terms have the following meanings:

“EBITDA” shall mean (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) income tax expense.

“Fixed Charge Coverage Ratio” means, for any period, the ratio of (x) EBITDA minus capital expenditures (net of Unfinanced Capital Expenditures) to (y) the sum of (i) Interest Expense, plus (ii) income tax expense plus (iii) all dividends and distributions actually paid in such period (including all share repurchases), plus (iv) all scheduled payments of principal with respect to Indebtedness (excluding, for the avoidance of doubt, repayments of principal of the Advances).

“Funded Debt” means Indebtedness described in sub-clauses (a) and  (b) of the definition thereof.

“Interest Expense” means for any period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Loan and other Indebtedness of Borrower and its Subsidiaries, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).

“Net Income” means, as calculated on a consolidated basis for Borrower and its Subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower and its Subsidiaries for such period taken as a single accounting period.

“Tangible Net Worth” is, on any date, the consolidated total assets of Borrower and its Subsidiaries, including any tax receivables, minus (a) any amounts attributable to (i) goodwill, (ii) intangible items including unamortized debt discount and expense, Patents, Trademarks, Copyrights, and research and development expenses except prepaid expenses, (iii) notes, accounts receivable and other obligations owing to Borrower from its officers or other Affiliates, and (iv) reserves not already deducted from assets, minus (b) Total Liabilities plus Subordinated Debt.

“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet.

“Unfinanced Capital Expenditures” means all capital expenditures of the Borrower other than those made utilizing financing provided by the applicable seller or third party lenders. For the avoidance of doubt, capital expenditures made by the Borrower utilizing Advances shall be deemed Unfinanced Capital Expenditures.

6.8[Intentionally Omitted].

6.9Litigation Cooperation.   From the date hereof and continuing through the termination of this Agreement, make available to HSBC, without expense to HSBC, Borrower and its officers, employees and agents and Borrower's books and records, to the extent that HSBC may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against HSBC with respect to any Collateral or relating to Borrower.

6.10Access to Collateral; Books and Records. Allow HSBC, or its agents, at reasonable times, on one (1) Business Day’s notice (provided no notice is required if an Event of Default has occurred and is continuing), to inspect the Collateral and audit and copy Borrower’s Books. The foregoing inspections and audits shall be at Borrower’s expense.

6.11Formation or Acquisition of Subsidiaries. At the time that Borrower forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Effective Date, Borrower shall (a) in the case of a Domestic Subsidiary cause such new Domestic Subsidiary to provide to HSBC either a joinder to the Loan Agreement to cause such Domestic Subsidiary to become a co-borrower hereunder or an executed Guaranty to cause such Domestic Subsidiary to become a Guarantor hereunder, together with such appropriate financing statements and/or Control Agreements, all in form and substance satisfactory to HSBC (including being sufficient to grant HSBC a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Domestic Subsidiary), (b) in case of a direct Subsidiary, provide to HSBC appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary (to the extent permitted), in form and substance satisfactory to HSBC, and (c) provide to HSBC all other documentation in form and substance satisfactory to HSBC, including one or more opinions of counsel satisfactory to HSBC, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.11 shall be a Loan Document.

6.12Environmental Compliance. Comply in all respects with all Environmental Laws, except if such failure to comply could not reasonably be expected to result in an Material Adverse Change. Not suffer, cause or permit any disposal of Hazardous Materials at any property owned, leased or operated by Borrower or any Subsidiary except in accordance with applicable Environmental Laws. Promptly notify Lender in the event of the disposal of any Hazardous Materials in violation of any Environmental Law at any property owned, leased or operated by Borrower or any of its Subsidiaries, or in the event of any release, or threatened release, of a Hazardous Materials in violation of any Environmental Law from any such property, in each case, if such violation could reasonably be expected to result in an Material Adverse Change. Deliver promptly to Lender copies of any documents received from the United States Environmental Protection Agency or any state, provincial, county or municipal environmental or health agency concerning a violation or alleged violation by Borrower or any Subsidiary of any Environmental Law that could reasonably be expected to result in an Material Adverse Change.

6.13Further Assurances. Execute any further instruments and take further action as HSBC reasonably requests to perfect or continue HSBC’s Lien in the Collateral or to effect the purposes of this Agreement. Deliver to HSBC, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of Borrower or any of its Subsidiaries.

7NEGATIVE COVENANTS

Borrower shall not do any of the following without HSBC’s prior written consent:

7.1Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment; (c) in connection with Permitted Liens and investments permitted by Section 7.7(b); and (d) other sales in an aggregate not to exceed One Million Dollars ($1,000,000) in any fiscal year.

7.2Changes in Business, Control, or Business Locations.

(a)Engage in or permit any of its Subsidiaries to engage in any business that is materially different from the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) permit or suffer any Change in Control.

Borrower shall not, without at least thirty (30) days prior written notice to HSBC: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than One Million Dollars ($1,000,000) in Borrower’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of One Million Dollars ($1,000,000) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate, (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person except where (I) if the total consideration including cash and the value of any non-cash consideration, for all such transactions does not in the aggregate exceed Two Million Dollars ($2,000,000) in any fiscal year of Borrower (a) no Event of Default has occurred and is continuing or would exist after giving effect to the transactions; (b) Borrower is the surviving legal entity; and (c) immediately after giving effect to such acquisition Borrower’s unrestricted cash and Cash Equivalents plus the Committed Availability is at least Two Million Five Hundred Thousand Dollars ($2,500,000); or (II) if the total consideration including cash and the value of any non-cash consideration, for all such transactions in the aggregate exceeds Two Million Dollars ($2,000,000) in any fiscal year of Borrower (a) HSBC shall have consented to such transaction in its sole and absolute discretion; (b) no Event of Default has occurred and is continuing or would exist after giving effect to the transactions; (c) Borrower is the surviving legal entity; (d) immediately after giving effect to such acquisition Borrower’s unrestricted cash and Cash Equivalents plus the Committed Availability is at least Two Million Five Hundred Thousand Dollars

($2,500,000); and (e) no later than thirty (30) days prior to the closing of such acquisition, Borrower has delivered to HSBC a Compliance Certificate demonstrating that after giving effect to such acquisition Borrower will be in compliance with all covenants on a pro forma basis after giving effect to such acquisition. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness; provided that prior to incurring any Subordinated Debt after the Effective Date, Borrower shall deliver to HSBC a Compliance Certificate demonstrating that after giving effect to such incurrence of Subordinated Debt, Borrower will be in compliance with all covenants in this Agreement on a pro forma basis after giving effect to such incurrence.

7.5Encumbrance. Create, incur, allow, or suffer any Lien on any of the Collateral other than Permitted Liens.

7.6Maintenance of Collateral Accounts. Maintain any Collateral Account unless HSBC has a first priority perfected security interest in such Collateral Account pursuant to a Control Agreement.

7.7Distributions; Investments.

(a)Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock; provided that Borrower may pay dividends or make any distribution or payment or redeem, retire or purchase any capital stock, so long as after giving effect to such repurchase no Default or Event of Default has occurred and is continuing and Borrower will be in compliance with all covenants on a pro forma basis after giving effect to such repurchase; provided further that Borrower may only repurchase up to $2,000,000 of its common stock in any fiscal year, and only so long as after giving effect to such repurchase no Default or Event of Default has occurred and is continuing and Borrower will be in compliance with all covenants on a pro forma basis after giving effect to such repurchase; or

(b)directly or indirectly make any investments, loans or advances, excepting investments, loans and advances to any Subsidiary, suppliers or vendors in the ordinary course of business, and ordinary course of business travel and expense advances, to any Person, or permit any of its Subsidiaries to do so, so long as after giving effect thereto no Default or Event of Default has occurred and is continuing.

7.8Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to HSBC.

7.10Sanctions; Anti-Bribery.

7.10.1Borrower will not, directly or indirectly, use the proceeds of the Advances, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Advances, whether as underwriter, advisor, investor or otherwise).

7.10.2No part of the proceeds of the Advances will be used, directly or indirectly, for any payments that could constitute a violation of any applicable anti-bribery law.

7.11Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension to purchase or carry margin stock or to extend credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) (as defined in Regulation U of the Board of Governors of the Federal Reserve System); fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Revolving Line Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (a) or (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2Covenant Default.

(a)Borrower fails or neglects to perform any obligation in Sections 6.2, 6.4, 6.5, 6.6, 6.7, 6.10, or violates any covenant in Section 7; or

(b)Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof. Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;

8.3Material Adverse Change. A Material Adverse Change occurs;

8.4Attachment; Levy; Restraint on Business.

(a)(i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary) on deposit or otherwise maintained with HSBC or any HSBC Affiliate, or (ii) a notice of lien or levy is filed against any of Borrower’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within sixty (60) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any sixty (60) day cure period; or

(b)(i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any material part of its business;

8.5Insolvency   (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6Other Agreements. There is, under any agreement to which Borrower or any Guarantor is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of One Million Dollars ($1,000,000); or (b) any default by Borrower or Guarantor, the result of which could have a material adverse effect on Borrower’s or any Guarantor’s business: provided, however, that the Event of Default under this Section 8.6 caused by the occurrence of a default under such other agreement shall be cured or waived for purposes of this Agreement upon HSBC receiving written notice from the party asserting such default of such cure or waiver of the default under such other agreement, if at the time of such cure or waiver under such other agreement (x) HSBC has not declared an Event of Default under this Agreement and/or exercised any rights with respect thereto; (y) any such cure or waiver does not result in an Event of Default under any other provision of this Agreement or any Loan Document; and (z) in connection with any such cure or waiver under such other agreement, the terms of any agreement with such third party are not modified or amended in any manner which could in the good faith judgment of HSBC be materially less advantageous to Borrower or any Guarantor;

8.7Judgments. One or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least One Million Dollars ($1,000,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and the same are not, within sixty (60) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the discharge, stay, or bonding of such judgment, order, or decree);

8.8Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to HSBC or to induce HSBC to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9Subordinated Debt. Any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement;

8.10Guaranty. (a) Any guaranty of any Obligations to HSBC terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations to HSBC; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.7, or 8.8 occurs with respect to any Guarantor, (d) the liquidation, winding up, or termination of existence of any Guarantor; or (e) (i) a material impairment in the perfection or priority of HSBC’s Lien in the collateral provided by Guarantor or in the value of such collateral or (ii) a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations occurs with respect to any Guarantor; or

8.11HSBC Group. Borrower or any of its Subsidiaries defaults under any agreement (other than any Loan Document) with HSBC or any of its Affiliates.

8.12Governmental Approvals.  Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) has, or could reasonably be expected to have, a Material Adverse Change, or (ii) adversely affects the legal qualifications of Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of Borrower or any of its Subsidiaries to hold any Governmental Approval in any other jurisdiction.

9HSBC’S RIGHTS AND REMEDIES

9.1Rights and Remedies.  While an Event of Default occurs and continues HSBC may, without notice or demand, do any or all of the following:

(a)declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by HSBC);

(b)stop advancing money or extending credit for Borrower’s benefit under this

Agreement or under any other agreement between Borrower and HSBC;

(c)[Intentionally Omitted];

(d)settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that HSBC considers advisable, notify any Person owing Borrower money of HSBC’s security interest in such funds, and verify the amount of such account;

(e)make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral.  Borrower shall assemble the Collateral if HSBC requests and make it available as HSBC designates.  HSBC may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants HSBC a license to enter and occupy any of its premises, without charge, to exercise any of HSBC’s rights or remedies;

(f)apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by HSBC owing to or for the credit or the account of Borrower;

(g)ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral.  HSBC is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with HSBC’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to HSBC’s benefit;

(h)place a “hold” on any account maintained with HSBC and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(i)demand and receive possession of Borrower’s Books; and

(j)exercise all rights and remedies available to HSBC under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2Power of Attorney.  Borrower hereby irrevocably appoints HSBC as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms HSBC determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of HSBC or a third party as the Code permits. Borrower hereby appoints HSBC as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of HSBC’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and HSBC is under no further obligation to make Credit Extensions hereunder.  HSBC’s foregoing appointment as Borrower’s attorney in fact, and all of HSBC’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and HSBC’s obligation to provide Credit Extensions terminates.

9.3Protective Payments.  If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, HSBC may obtain such insurance or make such payment, and all amounts so paid by HSBC are HSBC Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. HSBC will make reasonable efforts to provide Borrower with notice of HSBC obtaining such insurance at the time it is obtained or within a reasonable time thereafter.  No payments by HSBC are deemed an agreement to make similar payments in the future or HSBC’s waiver of any Event of Default.

9.4Application of Payments and Proceeds Upon Default.  If an Event of Default has occurred and is continuing, HSBC may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as HSBC shall determine in its sole discretion.  Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to HSBC for any deficiency.  If HSBC, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, HSBC shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by HSBC of cash therefor.

9.5HSBC’s Liability for Collateral.  So long as HSBC complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of HSBC, HSBC shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person.  Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6No Waiver; Remedies Cumulative.  HSBC’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of HSBC thereafter to demand strict performance and compliance herewith or therewith.  No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given.  HSBC’s rights and remedies under this Agreement and the other Loan Documents are cumulative.  HSBC has all rights and remedies provided under the Code, by law, or in equity.  HSBC’s exercise of one right or remedy is not an election and shall not preclude HSBC from exercising any other remedy under this Agreement or other remedy available at law or in equity, and HSBC’s waiver of any Event of Default is not a continuing waiver.  HSBC’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7Demand Waiver.  Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by HSBC on which Borrower is liable.

10NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below.  HSBC or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Acme United Corporation ~~55 Walls~~1 Waterview Drive, Suite 200 ~~Fairfield~~Shelton, Connecticut ~~06824~~06484 Attn: Chief Financial Officer Fax: (203) 254-6521 Email: PDriscoll@AcmeUnited.com
With a copy to:	Brody Wilkinson PC 2507 Post Road Southport, Connecticut 06890 Attn: ~~James Rice~~Justin L. Galletti Fax: (203) ~~319-7112~~319-7135 Email: ~~jrice@brodywilk.com~~ jgalletti@brodywilk.com
If to HSBC:	HSBC Bank USA, National Association 452 Fifth Avenue New York, New York Attn: Relationship Manager - Acme United Fax: (212) 525-2555 Email: ~~Peter.I.Sanchez@us.hsbc.com~~david.m.nackley@us.hsbc.com

11CHOICE OF LAW, VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE

This Agreement and the other Loan Documents shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York.  Any judicial proceeding brought by HSBC against Borrower with respect to any of the Obligations, this Agreement or any other Loan Document or related agreement may be brought in any court of competent jurisdiction in the County of New York, State of New York, United States of America, and, by execution and delivery of this Agreement, Borrower accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts in connection with any such judicial proceeding brought by HSBC against Borrower, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.  Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to Borrower at its address set forth in Section 10 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America.  Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of HSBC to bring proceedings against Borrower in the courts of any other jurisdiction.  Borrower waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.  Any judicial proceeding by Borrower against HSBC involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the County of New York, State of New York.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND HSBC EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12GENERAL PROVISIONS

12.1Successors and Assigns.  This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  Borrower may not assign this Agreement or any rights or obligations under it without HSBC’s prior written consent (which may be granted or withheld in HSBC’s discretion).  HSBC has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, HSBC’s obligations, rights, and benefits under this Agreement and the other Loan Documents.

12.2Indemnification.

(a)Borrower shall indemnify HSBC and its officers, directors, Affiliates, employees and agents from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against HSBC in any litigation, proceeding or investigation instituted or conducted by any governmental agency or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the other Loan Documents, whether or not HSBC is a party thereto, except to the extent that any of the foregoing is caused by the gross  negligence or willful misconduct of the party being indemnified (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

(b)Borrower shall indemnify HSBC and its officers, directors, Affiliates, employees and agents from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against HSBC (i) under or on account of Borrower’s violation of any applicable Environmental Laws, including, without limitation, the assertion of any Lien thereunder and/or (ii) with respect to any discharge of Hazardous Materials, the presence of any Hazardous Materials affecting real property owned or leased by Borrower, whether or not the same originates or emerges from such real property or any contiguous real estate.  Borrower’s obligations under this sub-section shall arise upon the discovery of the presence of any Hazardous Material at any real property owned or leased by Borrower, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Materials.

(c)Borrower shall indemnify HSBC and hold HSBC harmless from and against any and all losses or expenses that HSBC may sustain or incur as a consequence of any prepayment, conversion of or any default by Borrower in the payment of the principal of or interest on any ~~LIBOR~~SOFR Rate Advance or failure by Borrower to complete a borrowing of, a prepayment of or conversion of or to a ~~LIBOR~~SOFR Rate Advance after notice thereof has been given, including, but not limited to, any interest payable by HSBC to lenders of funds obtained by it in order to make or maintain its ~~LIBOR~~SOFR Rate Advances hereunder.  A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by HSBC to Borrower shall be conclusive absent manifest error.

12.3Time of Essence.  Time is of the essence for the performance of all Obligations in this Agreement.

12.4Severability of Provisions.  Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5Correction of Loan Documents. HSBC may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties so long as HSBC provides Borrower with written notice of such correction and allows Borrower at least ten (10) days to object to such correction. In the event of such objection, such correction shall not be made except by an amendment signed by both HSBC and Borrower.

12.6Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.7Maximum Charges. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under law, such excess amount shall be first applied to any unpaid principal balance owed by Borrower, and if the then remaining excess amount is greater than the previously unpaid principal balance, HSBC shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate.

12.8Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.9Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied. The obligation of Borrower in Section 12.2 to indemnify HSBC shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.10Confidentiality/Sharing of Information.

(a)HSBC shall hold all non-public information obtained by Borrower pursuant to the requirements of this Agreement in accordance with HSBC’s customary procedures for handling confidential information of this nature; provided, however, HSBC may disclose such confidential information (i) to its examiners, affiliates, outside auditors, counsel and other professional advisors, (ii) to any prospective transferees, and (iii) as required or requested by any Governmental Authority or pursuant to legal process or applicable law; provided, further that (x) unless specifically prohibited by applicable law or court order, HSBC shall use reasonable efforts prior to disclosure thereof, to notify Borrower of the applicable request for disclosure of such non-public information (A) by a Governmental Authority (other than any such request in connection with an examination of the financial condition of HSBC by such Governmental Authority) or (B) pursuant to legal process and (y) in no event shall HSBC be obligated to return any materials furnished by Borrower other than those documents and instruments in possession of HSBC in order to perfect its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated.

(b)Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by HSBC or by one or more Subsidiaries or Affiliates of HSBC and Borrower hereby authorizes HSBC, following HSBC’s receipt of Borrower’s prior written consent, to share any information delivered to HSBC by Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of HSBC to enter into this Agreement, to any such Subsidiary or Affiliate of HSBC, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provision of this Section 12.10. Such authorization shall survive the repayment of the Obligations and the termination of this Agreement

12.11Attorneys’ Fees, Costs and Expenses. All costs and expenses may be charged to the Designated Deposit Account and shall be part of the Obligations, including, without limitation: (a) reasonable attorneys’ fees and disbursements incurred by HSBC, (i) in all efforts made to enforce payment of any Obligation or effect collection of any Collateral, or (ii) in connection with the entering into, modification, amendment and administration of this Agreement or any consents or waivers hereunder and all related agreements, documents and instruments, or (iii) in instituting, maintaining, preserving, enforcing and foreclosing on HSBC’s security interest in or Lien on any of the Collateral, whether through judicial proceedings or otherwise, or (iv) in defending or prosecuting any actions or proceedings arising out of or relating to HSBC’s transactions with Borrower, or (v) in connection with any advice given to HSBC with respect to its rights and obligations under this Agreement and all related agreements, or (vi) in connection with the enforcement of this Agreement or any consent or waivers hereunder and all related agreements, documents and instruments; and (b) reasonable fees and disbursements incurred by HSBC in connection with any appraisals of Inventory or other Collateral, field examinations, collateral analysis or monitoring or other business analysis conducted by outside Persons in connection with this Agreement and all related agreements.

12.12Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.13Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.14Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.15Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.16Third Parties. Nothing in this Agreement, whether express or implied, is intended to:

(a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

12.17[Intentionally Omitted].

12.18PATRIOT Act Notice. HSBC hereby notifies Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the names and addresses of Borrower and other information that will allow HSBC to identify Borrower in accordance with the PATRIOT Act. Promptly following any request therefor, the Borrower will provide the Lender with such information and documentation reasonably requested by Lender for purpose of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT ACT and the Beneficial Ownership Regulation.

12.19Injunctive Relief. Borrower recognizes that, in the event Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to Lenders; therefore, HSBC, if HSBC so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

12.20Consequential Damages. None of HSBC nor any agent or attorney for any of them, shall be liable to Borrower for indirect, punitive, exemplary, incidental, special or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

ACME UNITED CORPORATION
By
Name:	Walter C. Johnsen
Title:	Chairman of the Board and Chief Executive Officer
HSBC:

HSBC Bank USA, National Association

By
Name:
Title:

EXHIBIT A

~~THIRD~~FOURTH AMENDED AND RESTATED

SECURED REVOLVING NOTE

~~$55,000,000~~$65,000,000

Maturity Date: May ~~6~~31, ~~2019~~2026

FOR VALUE RECEIVED, ACME UNITED CORPORATION, a Connecticut corporation (“Borrower”) hereby promises to pay to the order of HSBC Bank, National Association or the holder (the “Lender”) of this Secured Revolving Note (this “Revolving Note”) at 452 Fifth Avenue, New York, New York or such other place of payment as the holder of this Revolving Note may specify from time to time in writing, in lawful money of the United States of America, the principal amount of ~~Fifty~~ Sixty-Five Million Dollars ($~~55,000,000~~65,000,000) or such other principal amount as Lender has advanced to Borrower, together with interest at a rate as specified in the Loan Agreement (defined hereafter).

This Revolving Note is the Revolving Note referred to in, and is executed and delivered in connection with, that certain Loan and Security Agreement dated April 5, 2012, by and between Borrower and Lender (as the same may from time to time be amended, modified or supplemented in accordance with its terms, the “Loan Agreement”), and is entitled to the benefit and security of the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement), to which reference is made for a statement of all of the terms and conditions thereof. All payments shall be made in accordance with the Loan Agreement. All terms defined in the Loan Agreement shall have the same definitions when used herein, unless otherwise defined herein. An Event of Default under the Loan Agreement shall constitute a default under this Revolving Note.

Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest under the UCC or any applicable law. Borrower agrees to make all payments under this Revolving Note without setoff, recoupment or deduction and regardless of any counterclaim or defense. This Revolving Note has been negotiated and delivered to Lender and is payable in the State of New York. This Revolving Note shall be governed by and construed and enforced in accordance with, the laws of the State of New York, excluding any conflicts of law rules or principles that would cause the application of the laws of any other jurisdiction.

This Revolving Note amends and restates in its entirety and is given in substitution for (but not in satisfaction of) that certain Third Amended and Restated Secured Revolving executed by Borrower in favor of Lender in the original principal amount of $55,000,000.

BORROWER FOR ITSELF	ACME UNITED CORPORATION

By:
Title:

EXHIBIT B

COLLATERAL DESCRIPTION ATTACHMENT TO LOAN AND SECURITY AGREEMENT

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

•

all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), financial assets, general intangibles (excluding patents, trademarks, copyrights, but including goodwill, payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

•

any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the New York Uniform Commercial Code, as amended or supplemented from time to time, including revised Division 9 of the Uniform Commercial Code-Secured Transactions.

EXHIBIT C

COMPLIANCE CERTIFICATE

The undersigned, the [Chief Financial Officer] [Chief Executive Officer] of ACME UNITED CORPORATION, a Connecticut corporation (the “Borrower”), gives this certificate to HSBC BANK USA, NATIONAL ASSOCIATION (the “HSBC”), in accordance with the requirements of Sections 6.2(d) of that certain Loan and Security Agreement, dated as of April , 2012 (including all annexes, exhibits or schedules thereto, and as from time to time amended, restated, supplemented or otherwise modified, the “Loan Agreement”), by and between Acme United Corporation, a Connecticut corporation (“Borrower”) and HSBC Bank USA, National Association (“HSBC”). Capitalized terms used herein without definition are so used as defined in the Loan Agreement.

1.No Default or Event of Default has occurred or is continuing, except for such conditions or events listed on Schedule 1 attached hereto, specifying the nature and status and period of existence thereof and what action the Borrower has taken, is taking, or proposes to take with respect thereto.

2.Borrower is in compliance in all material respects with all representations, warranties, and covenants set forth in the Loan Agreement and the other Loan Documents, except as set forth on Schedule 2 attached hereto. Without limiting the generality of the foregoing, the Borrower is in compliance with the financial covenants contained in Section 6.7 of the Loan Agreement as demonstrated by the calculations set forth on Schedule 3 hereof.

ACME UNITED CORPORATION

By:
Name:
Title:

EXHIBIT D

NOTICE OF BORROWING

Reference is made to that certain Loan and Security Agreement, dated as of April 5, 2012 (including all annexes, exhibits or schedules thereto, and as from time to time amended, restated, supplemented or otherwise modified, the “Loan Agreement”), by and between Acme United Corporation, a Connecticut corporation (“Borrower”) and HSBC Bank USA, National Association (“HSBC”). Capitalized terms used herein without definition are so used as defined in the Loan Agreement.

Pursuant to Section 3.2 of the Loan Agreement, please take notice that Borrower requests a Revolving Loan as follows:

Funding Date of Proposed Advance:                  , 200

Amount of Advance: $

The proposed Advance will be [Base Rate Advance][an ~~LIBOR~~SOFR Rate Advance with an Interest Period of            ].

To induce HSBC to make the requested Advance, Borrower hereby represents and warrants that all of the conditions contained in Section 3.2 of the Loan Agreement have been satisfied on and as of the date hereof, and will continue to be satisfied on and as of the Funding Date of the requested Advance, before and after giving effect thereto.

ACME UNITED CORPORATION

By:
Name:
Title:

EXHIBIT E

NOTICE OF CONVERSION

Reference is made to that certain Loan and Security Agreement, dated as of April 5, 2012 (including all annexes, exhibits or schedules thereto, and as from time to time amended, restated, supplemented or otherwise modified, the “Loan Agreement”), by and between Acme United Corporation, a Connecticut corporation (“Borrower”) and HSBC Bank USA, National Association (“HSBC”). Capitalized terms used herein without definition are so used as defined in the Loan Agreement.

Borrower hereby gives irrevocable notice, pursuant to Section 3.5 of the Loan Agreement, of its request to:

(a)on [ date ] convert $[________] of the aggregate outstanding principal amount of the Advances, bearing interest at the [Base][~~LIBOR~~Adjusted Term SOF] Rate, into a(n) [Base Rate][~~LIBOR~~SOFR Rate] Advance [and, in the case of a ~~LIBOR~~SOFR Rate Advance, having an Interest Period of [one][three~~][six~~] month(s)];

[(b)on [ date ] continue $[________] of the aggregate outstanding principal amount of the ~~LIBOR~~SOFR Rate Advance, bearing interest at the ~~LIBOR Rate~~Adjusted Term SOFR Rate, as a ~~LIBOR~~SOFR Rate ~~Rate~~Advance having an Interest Period of [one][three~~][six~~] month(s)].

Borrower hereby represents and warrants that all of the conditions contained in Section 3.2 of the Loan Agreement have been satisfied on and as of the date hereof, and will continue to be satisfied on and as of the date of the conversion/continuation requested hereby, before and after giving effect thereto.

ACME UNITED CORPORATION

By:
Name:
Title:

Schedule 7.4

Existing Indebtedness

None

Schedule 7.5

Existing Liens

None

Schedule 1

HSBC/Acme United

Closing Document Index

Document:
1. Eighth Amendment to Loan and Security Agreement and Annex A thereto
2. Fourth Amended and Restated Secured Revolving Note
3. UCC, tax lien and judgment bring down searches against Borrower
4. Officer’s Certificate of Borrower with Incumbency Certificate attaching:
(a) Certified Articles of Incorporation
(b) By-Laws
(c) Authorizing Resolutions
(d) Good Standing Certificate

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